EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 13th day of December, 2012, by and between Robert Giuliano, individual (“Seller”), Bryce Rx Laboratories, Inc., a New York corporation (“Company”), and Sunpeaks Ventures, Inc., a Nevada corporation (“Purchaser”).

EXPLANATORY STATEMENT

A. Seller owns all of the issued and outstanding shares (“Shares”) of the capital stock of the Company.

B. The Seller desires to sell, assign, transfer, and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Shares on the terms and subject to the conditions hereinafter contained.

NOW THEREFORE, in consideration of the Explanatory Statement that shall be deemed to be a substantive part of this Agreement, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1. Purchase and Sale of the Shares.

1.1. Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, the Seller shall sell, assign, transfer, and deliver to the Purchaser and the Purchaser shall purchase from Seller all, but not less than all, of the Shares.

1.2. Purchase Price; Transfer of Securities.

1.2.1. The full, entire, and aggregate purchase price that Purchaser shall pay for the Shares shall be $1,100,000 (the “Purchase Price”).  The Purchase Price shall be paid to the Seller as follows:

1.2.1.1. 100,000 shall be paid to Seller at Closing.

1.2.1.2. $250,000 shall be paid to Seller on the last day of each calendar year beginning with December 31, 2013 and continuing on the last day of each successive calendar year through and including December 31, 2016, subject to offset for any indemnification obligations of Seller pursuant to Section 6 hereof.

1.2.2. The Seller shall deliver to the Purchaser at the Closing on the Closing Date, the stock certificate or certificates representing the Shares owned of record and beneficially by the Seller, duly endorsed in blank, or accompanied by assignments separate from certificate duly endorsed in blank.

2. Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time and place and the parties hereto may reasonably agree but no later than December 21, 2012.  The time, place, and date of the Closing are referred to throughout this Agreement as the “Closing Date”.

3. Representations and Warranties.

3.1. Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that the statements contained in this Section 3.1 are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3):

3.1.1. Ownership of Shares.  Seller is the sole and exclusive record and beneficial owner of the Shares.  The Seller possesses good and merchantable title to the Shares, and owns the Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges, and encumbrances of any nature or kind.  The Seller has the absolute and unconditional right to sell, assign, transfer, and deliver the Shares to the Purchaser in accordance with the terms of this Agreement.

3.1.2. Due Organization; Good Standing; Authority of the Company.  The Company is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of New York.  The Company has full right, power, and authority to own its properties and assets, and to carry on its business as a New York Corporation.  The Company is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.  Disclosure 3.1.2 sets forth a list of all such states A complete and correct copy of each of the Company’s articles of incorporation, as amended to the date of this Agreement (the “Charter”) certified by the New York Secretary of State (the “Department”) and by-laws, as amended to the date of this Agreement (the “By-Laws”), have been provided to Purchaser as part of its Secretary’s certificate prior to the Closing Date.  The Charter and the By-Laws are in full force and effect, and the Company is not in breach or violation of any of the provisions thereof.  The minute books of the Company containing the minutes of the meetings of the stockholders of the Company and the board of directors of the Company, which were heretofore made available to the Purchaser for examination, are complete and correct and accurately reflect all proceedings of the stockholders of the Company and the board of directors of the Company.

3.1.3. Validity of Agreement.  The Seller has the legal capacity and authority to enter into this Agreement.  This Agreement is a valid and legally binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium, and similar laws relating to creditors rights generally.

3.1.4. Capitalization; the Shares; Related Matters.  The Company’s authorized capital stock consists of 200 shares of common stock, without par value, of which 200 shares, namely, the Shares, are issued and outstanding and owned of record and beneficially by the Seller.  The Shares have been duly, legally, and validly issued, and are fully paid and non-assessable.  Delivery of the Shares by the Seller to the Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to the Purchaser full and entire legal and equitable title to 100% of the issued and outstanding capital stock of the Company

3.1.5. Options, Warrants and Other Rights and Agreements Affecting the Company’s Capital Stock.  The Company has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities or any commitments, agreements, arrangements or understandings of any kind or nature obligating the Company, in any such case, to issue shares of the Company’s capital stock or other securities or securities convertible into or evidencing the right to purchase shares of the Company’s capital stock or other securities.  Neither the Seller nor the Company is a party to any agreement, understanding, arrangement or commitment, or bound by any certificate of incorporation or by-law provision which creates any rights in any Person with respect to the authorization, issuance, voting, sale, or transfer of any shares of Company’s capital stock or other securities.

3.1.6. No Subsidiaries.  The Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

3.1.7. Agreement Not in Conflict with Other Instruments; Required Approvals Obtained.  The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as “Laws”) of any federal, state or local government (hereinafter collectively referred to as “Governments”) or any agency, bureau, commission or instrumentality of any Governments (“hereinafter collectively referred to as “Governmental Agencies”), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or Properties is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of the Company’s obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Company’s properties, assets, or businesses pursuant to, (i) the Company’s Charter or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Company or any of the Company’s assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or properties is bound.

3.1.8. Conduct of Business in Compliance with Regulatory and Contractual Requirements.  The Company has conducted and is conducting its business in compliance with all applicable Laws of all Governments and Governmental Agencies.  Neither the real or personal properties owned, leased, operated or occupied by the Company, nor the use, operation or maintenance thereof, (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

3.1.9. Licenses; Permits; Related Approvals.  The Company possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (“hereinafter collectively referred to as “Permits”) of all Governments and Governmental Agencies lawfully required to enable it to conduct its business as a corporation in all jurisdictions.  All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened.

3.1.10. Legal Proceedings.  There is no action, suit, litigation, proceeding, claim, arbitration, or investigation or by any Government, Governmental Agency, or other Person (i) pending to which the Company or Seller is a party, (ii) threatened against or relating to it or any of its assets or businesses, (iii) challenging its right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Shares or other assets of the Company, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

3.1.11. Financial Statements; Undisclosed Liabilities.  Seller and the Company have provided to Purchaser the Company’s trial balances for 2009, 2010, and 2011, the Company’s bank statements for 2012 through the Closing Date, and the Company’s sales orders through the Closing Date (hereinafter collectively referred to as the “Financial Statements”).  The Financial Statements are in accordance with the books and records of the Company, are true, correct and complete and accurately present the Company’s financial position as of the dates set forth therein.  Except (i) as disclosed in the Financial Statements, and (ii) as disclosed in this Agreement, the Company has no liabilities or obligations of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise.  There is no basis for assertion against the Company of any claim, liability, or obligation not fully disclosed in the Financial Statements.  All prepaid items set forth in the Company’s Financial Statements and Interim Statements have been properly accrued.

3.1.12. Tax Matters.  The Company has duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Company.  Except for accruals for payroll taxes payable, and income taxes payable (collectively, the “Accrued Taxes”), the Company has paid in full all taxes (including taxes withheld from employees’ salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by the Company to all taxing authorities.  Complete and correct copies of (a) the income tax returns of the Company 2009, 2010, and 2011, as filed by the Company with the Internal Revenue Service (the “IRS”) and all state taxing authorities (collectively, the “Returns”), (b) all audit reports received by the Company during the last five years and issued by the IRS or any state taxing authorities, and (c) all consents and agreements entered into by the Company during the last five years with the IRS or any state taxing authorities (collectively, the “Tax Agreements”) have been provided to the Purchaser prior to Closing.  All information reported on the Returns is true, accurate, and complete.  All claims by the IRS or any state taxing authorities for taxes due and payable by the Company have been paid.  The provisions for the Accrued Taxes are adequate for the payment of all of the Company’s liabilities for unpaid taxes (whether or not disputed).  Any deficiencies or assessments claimed or made have been paid, settled, or fully provided for in the Financial Statements.  The Company has not adopted a plan of complete liquidation under the Internal Revenue Code of 1954, as amended (the “Code”), or filed a consent pursuant to Section 341(f) of the Code.  The Company is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

3.1.13. Accounts Receivable; Accounts Payable.  The Company’s accounts receivable reflected on the Company’s accounts receivable aging report through the Closing Date (collectively, the “Accounts Receivable”) are bona fide accounts receivable from sales in 2012 only, the full amount of which is actually owing to the Company.  The Accounts Receivable are expected to be 70% collectible within 90 days of the Closing Date, without offset, recoupment, counterclaim, claim, or diminution.  The Company’s accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet arose from bona fide transactions in the ordinary course of the Company’s business.

3.1.14. No Real Property.  The Company does not own or have any ownership interest in any real estate.

3.1.15. Condition of Personal Property.  Disclosure 3.1.15 is a true, correct and complete list of all personal property, owned by the Company or used by it in the conduct of its business, including, but not limited to, all equipment, machinery and fixtures, (collectively, the “Personal Property”), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by the Company.  The Company has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges, and other encumbrances.  All of the Personal Property is in good repair and good operating condition, fit for its intended purposes, and is adequate for the continuation of the Company’s business.

3.1.16. Certain Contracts.  Disclosure 3.1.16 is a true, correct, and complete list and copy of all material contracts under which the Company is providing goods and/or services (collectively, the “ Contracts”).  Each of the Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms.  Neither Seller nor the Company has any notice of, or any reason to believe that there is or has been any actual, threatened, or contemplated, termination or modification of any of the Contracts.  No party to any of the Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Contracts.  The execution, acknowledgement, sealing, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Contract, (ii) does not require the consent of any party to a Contract, or any other Person for whose benefit a Contract was executed, and (iii) will not give any such party or Person the right to terminate any Contract.  All payments required to be made pursuant to the Contracts by parties to the Contracts, and other Persons for whose benefit Contracts were executed, have been paid in full through the date of this Agreement.  The Contracts are in compliance with all applicable Laws of all Governments and Governmental Agencies.

3.1.17. Participation Agreements.  Disclosure 3.1.17 is a true, correct and complete list and copy of all contracts (collectively, the “Participation Agreements”) under which certain Persons (collectively, the “Participants”) have contracted with the Company to provide goods or services pursuant to Contracts.  Each of the Participation Agreements is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms.  Neither Seller nor the Company has notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Participation Agreements.  No party to any of the Participation Agreements is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Participation Agreements.  The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transaction contemplated by this Agreement, (i) will not result in the breach or termination of or constitute a default under any Participation Agreement, (ii) does not require the consent of any of the Participants, and (iii) will not give any of the Participants the right to terminate any of the Participation Agreements.  All payments required to be made by the Company pursuant to the Participation Agreements have been paid in full through the Closing Date.  The Participation Agreements are in compliance with all applicable Laws of all Governments and Governmental Agencies.

3.1.18. Contracts, Licenses, and Other Agreements.

3.1.18.1. Disclosure 3.1.18.1 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to real property.

3.1.18.2. Disclosure 3.1.18.2 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to personal property.

3.1.18.3. Disclosure 3.1.18.3 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of the Company relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance.

3.1.18.4. Disclosure 3.1.18.4 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all Permits relating to the operation of the business of the Company

3.1.18.5. Disclosure 3.1.18.5 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of the Company with any officer, director, employee, broker, agent, consultant, salesman or other Person, including the names, starting dates of employment, term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation).

3.1.18.6. Disclosure 3.1.18.6 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements which the Company has with any supplier, distributor, franchisor, dealer, sales agent, broker, or representative.

3.1.18.7. Disclosure 3.1.18.7 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of the Company for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person;

Each of the agreements, arrangements, and understandings listed in Disclosures to this Section 3.1.18 (hereinafter collectively referred to as the “Commitments”) is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms.  Neither Seller, nor the Company has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments.  No party to any of the Commitments is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Commitments.  The Company has the right to quiet enjoyment of all real properties leased to it for the full term of the lease thereof.  The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Commitment, (ii) does not require the consent of any party to any of the Commitments, and (iii) will not give any such party the right to terminate any of the Commitments.  All payments required to be made by Seller, the Company or any other party to any of the Commitments pursuant to any of the Commitments have been paid in full through the Closing Date.  The Commitments are in compliance with all applicable Laws of all Governments and Governmental Agencies and there are no Laws of any Government or Governmental Agencies, actions, suits proceedings, arbitrations, orders, writs, or decrees in any such case existing or proposed, which adversely affect or might adversely affect Company’s rights under any of the Commitments.

3.1.19. Insurance.  Disclosure 3.1.19 is a list of all insurance policies of the Company, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date.  Each insurance policy relating to the insurance referred to therein is in full force and effect, is valid and enforceable, and the Company is not in breach of or in default under any such policy.  Neither Seller nor the Company has any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to therein.  Disclosure 3.1.19 is a true, correct, and complete list and summary of all claims which have been made under each insurance policy relating to the insurance referred to in Disclosure 3.1.19.  The Company has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

3.1.20. Pension Plans.

3.1.20.1. The Company does not maintained or sponsored any pension plan as that term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Pension Plans”).

3.1.20.2. Since its formation: (i) the Company has not maintained, contributed to, or been obligated to contribute to any “ employee pension benefit plan” (as that term is defined in Section 3 of ERISA), except for the Pension Plans; (ii) the Company has never contributed to or been obligated to contribute to any multiemployer pension plan and it is not subject to a claim for withdrawal liability pursuant to Title IV of ERISA; (iii) no Pension Plan has been terminated or partially terminated; (iv) no Pension Plan holds any “employer securities” or “employer real property” within the meaning of ERISA; and (vi) there has been no “reportable event”, as that term is defined in Section 4043 of ERISA, under any of the Pension Plans.

3.1.20.3. There are no ruling requests or appeals (either formal or informal) pending before the Department of Labor, the PBGC, or the IRS; neither Seller nor the Company are aware of any investigation or audit of a Pension Plan by any Governmental Agency; no interest charges, excise taxes, penalties or premium payments have been claimed or assessed or are owed to the IRS or the PBGC with respect to any Pension Plan; there is no claim, demand, suit, proceeding or cause of action pending, or threatened against any Pension Plan; and no Pension Plan has any liabilities, except for reasonable and customary administrative expenses and liabilities for accrued benefits payable pursuant to the terms of the Plan which have been taken into consideration in the Actuary’s reports.

3.1.20.4. There are no present or future obligations to any Person who is or has been employed by the Company under any retirement plan or deferred compensation program or arrangement.

3.1.20.5. The Company is not a member of a commonly controlled group of trades or businesses, an affiliated service group, or an employee leasing arrangement under Section 414 of the Code.

3.1.21. Benefit Plans.  For purposes of the representations and warranties set forth below in this Section 3.1.21, the term “Benefit Plans” is defined broadly to include (i) all plans, programs, or arrangements (whether or not insured) which provide to employees pension, profit sharing, ESOP, stock option, incentive bonus, surgical or other physician, hospitalization, major medical, dental, optical, prescription drug, health insurance, life insurance, accidental death and dismemberment, short-term disability, long-term disability, sick leave, vacation, severance, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, or group legal benefits, and (ii) any other “employee benefit plan”, as that term is defined in ERISA Section 3.

Seller represents and warrants to the Purchaser that:

3.1.21.1. Disclosure 3.1.21 describes all Benefit Plans maintained by the Company and identifies whether or not each of such Benefit Plans is funded (i) by an insurance contract, (ii) out of the general assets of the business, or (iii) by a trust or other funding medium.  No other Benefit Plans are presently in effect with respect to the Company or are required to be offered by the Company either at the present time or in the future, under any current agreement, arrangement or understanding; all such Benefit Plans are currently in full force and effect, and comply with all applicable agreements, arrangements and understandings between the Company and its employees; all contributions, premiums and other payments due in respect of such Benefit Plans have been paid; and all such Benefit Plans comply with all applicable Laws. Disclosure 3.1.21 sets forth the projected annual cost for each Benefit Plan and indicates to what extent the Company has funded each such cost.  The Company is in compliance with the requirements of all such Benefit Plans, and no condition presently exists which, with the passage of time, would cause any such Benefit Plan to be in noncompliance with any applicable Law, or Company to be in noncompliance with any provisions of any such Benefit Plan.

3.1.21.2. With respect to each Benefit Plan, the Company has complied with all reporting and disclosure obligations under ERISA, and all documents and report forms submitted for such purposes are complete and accurate in all material respects.

3.1.21.3. With respect to each Benefit Plan: (i) no prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred; (ii) each Benefit Plan is in conformity with ERISA and all other applicable Laws; (iii) the Company is not in default in any material respect in performing any of its contractual or legal obligations; (iv) all Persons having any fiduciary responsibility are in compliance in all material respects with the applicable provisions of ERISA; (v) there has not been a breach of any fiduciary duty; (vi) there are no pending ruling requests or appeals (either formal or informal), investigations, or audits by or before any Governmental Agency; and (vii) there is no claim, demand, suit, proceeding or cause of action pending, or threatened with respect to any Benefit Plan, and there is no liability except for reasonable and customary administrative expenses and benefits payable pursuant to the terms of each Benefit Plan.

3.1.21.4. Disclosure 3.1.21 describes any reduction in benefits provided under any Benefit Plan which has been made by the Company within five years prior to the Closing Date.

3.1.21.5. Except for the payment of non-forfeitable benefits under a pension or profit sharing plan or as prohibited by any applicable Law, there are no restrictions on the Purchaser’s right to terminate or decrease the level of benefits under any Benefit Plan after the Closing Date, without further liability to any present or former employee.

3.1.22. Employee Relations and Employment Agreements.

3.1.22.1. None of the Company’s employees is represented by a labor organization.  No petition for representation has ever been filed with the National Labor Relations Board (the “NLRB”) with respect to the Company’s employees.  Seller is not aware of any union organizational activity with respect to the Company and have no reason to believe that any such activity is being contemplated.

3.1.22.2. The Company is not in violation of applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws, or any other Laws of any Government or Governmental Agency relating to employment.  Seller has disclosed to the Purchaser the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to the Company within the last 10 years or which are presently pending or threatened with respect to the Company under any employment-related Law of any Government or Governmental Agency (including common law).  The Company has satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters.

3.1.22.3. The Company has not entered into any employment agreement and all employees can be terminated at will.  The Company has no contractual obligation or special termination or severance arrangement in respect of any employee.

3.1.22.4. The Company has paid all wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date.  Disclosure 3.1.22.4 sets forth all accrued vacation, accrued sick leave, and accrued bonuses (including pro rata accruals for a period of a year) due to employees of the Company as of the Closing Date.

3.1.22.5. The Seller has provided to the Purchaser access to the personnel files and employment records of all Company employees.  All such records are true, complete and correct through the Closing Date

3.1.23. Patents; Trademarks; Related Contracts.  Disclosure 3.1.23 is a true, correct, and complete list of all of Company’s patents, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the “Proprietary Rights”).  All of the Company’s Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind.  The Company has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person, and no Person is infringing upon the Company’s Proprietary Rights.  The Company has not infringed and is not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person.

3.1.24. Books and Records; Fiscal Year; Method of Accounting.  The Company has made available to the Purchaser all of its tax, accounting, corporate and financial books and records.  The books and records pertaining to the Company’s business made available to the Purchaser are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for the Company’s financial condition and results of operations as set forth in the Financial Statements and the Interim Statements.  The Company has consistently used the fiscal year ended December 31 as its taxable year, and has consistently used the accrual method as its method of accounting for tax purposes.

3.1.25. Bank Accounts and Safe Deposit Arrangements.  Disclosure 3.1.25 is a true, correct and complete list of each checking account, savings account and other bank account and safe deposit box maintained by the Company, the names of all Persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes, and those Persons and amounts payable from those accounts by electronic funds transfer, Automated Clearing House (ACH) payments, or other automated transfer or direct bank payment methods or systems.

3.1.26. Absence of Certain Changes or Events.  Since January 1, 2012, the Company has not:

3.1.26.1. Incurred any indebtedness, obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of its business, none of which was entered into for inadequate consideration and none of which exceed $1,000 in amount.

3.1.26.2. Discharged or satisfied any security interest, lien or encumbrance or paid any indebtedness, obligation or liability (contingent or otherwise), except (A) current liabilities and (B) scheduled payments pursuant to obligations under contracts, agreements, or leases entered into in the ordinary course of the Company’s business.

3.1.26.3. Mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties.

3.1.26.4. Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties.

3.1.26.5. Acquired or leased any assets or property of any other Person.

3.1.26.6. Canceled or compromised any debt or claim.

3.1.26.7. Waived or released any rights.

3.1.26.8. Transferred or granted any rights with respect to know-how or any rights existing under any leases, licenses, agreements, inventions, or any of the Proprietary Rights.

3.1.26.9. Granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other Person.

3.1.26.10. Entered into any collective bargaining agreement or made any commitment or incurred any liability to any labor organization.

3.1.26.11. Made any capital expenditure in excess of $5,000 or entered into any commitment therefor.

3.1.26.12. Suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance.

3.1.26.13. Suffered any adverse change in its operations, earnings, assets, liabilities, properties, or business or in its condition (financial or otherwise).

3.1.26.14. Changed the nature of its business or its method of accounting.

3.1.26.15. Other than in the ordinary course of its business, entered into any transaction, contract, or commitment.

3.1.26.16. Terminated or modified, or agreed to the termination or modification of, any Contract, Participation Agreement or any of the Commitments.

3.1.26.17. Suffered a loss of any supplier or suppliers, which loss (individually or in the aggregate) has had, or may have, an adverse effect on its financial condition, results of operations, business, or prospects.

3.1.26.18. Suffered any material adverse change in its assets or liabilities, in its condition, financial or otherwise, or in its business, properties, earnings, or net worth.

3.1.27. Insider Transactions.  Disclosure 3.1.27 is a true, correct, and complete list of the following:

3.1.27.1. The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of the Company to or from any past or present officer, director, member, stockholder or any Person related to, controlling, controlled by or under common control with any of the foregoing (collectively, “Control Persons”).

3.1.27.2. All transactions between each Control Person and the Company since its date of incorporation, and all proposed or contemplated transactions with each Control Person, together with the essential terms thereof.

3.1.28. Adverse Conditions.  Seller has no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the business of the Company or prevent the Company from carrying on its business.

3.1.29. Full Disclosure.  This Agreement (including all Disclosures) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading.  There is no fact known to Seller or the Company which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Company’s financial condition, results of operations, business, or prospects.

3.1.30. Negotiations with Other Persons.  Seller will not, and will not permit the Company to initiate, encourage the initiation by others, or participate in any discussions or negotiations with any other Persons relating to the sale or other disposition of any of the capital stock of the Company or any assets of the Company and will promptly notify the Purchaser if any Person initiates such discussions or negotiations with Seller or the Company.

3.1.31. No Brokerage.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

3.2. Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants to Seller that the statements contained in this Section 3.2 are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2):

3.2.1. Due Organization; Good Standing; Power.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  The Purchaser has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

3.2.2. Authorization and Validity of Documents.  The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by the Purchaser.  This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

3.2.3. Investment Intent.  The Purchaser is acquiring the Shares for investment only, for the Purchaser’s own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or transfer thereof.  The Shares are not being purchased for subdivision or fractionalization thereof; and the Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such Person any of the Shares which the Purchaser is acquiring hereunder, and the Purchaser has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

3.2.4. No Brokerage.  The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

4. Covenants Against Competition.

4.1. Seller’s Agreement Not to Compete.  The parties hereto acknowledge that following the consummation of the purchase and sale of the Shares contemplated by this Agreement, Purchaser will employ Seller.  The Purchaser and Seller acknowledge and agree that Seller’s services will be of a special and unusual character which have a unique value to the Purchaser and the Company, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Purchaser or the Company could cause serious harm to the Purchaser and the Company.  Further, Seller and the Purchaser also recognize that an important part of Seller’s duties will be to develop good will for the Purchaser and the Company through Seller’s personal contact with individuals and groups, and other Persons having business relationships with the Purchaser and the Company, and that there is a danger that this good will, a proprietary asset of the Purchaser and the Company may follow Seller if and when his relationship with the Purchaser is terminated.  Accordingly, Seller agrees that Seller shall not, during the time period that Seller is employed by Purchaser and for a period of two years from the date of the termination of such employment for any reason whatsoever, do any of the following: (i) directly or indirectly, solicit or otherwise contact any Person who then receives or has the right to receive or at any prior time received or had the right to receive from the Company any goods or services (a “Customer”) for the purpose of seeking to obtain any such Customer as a beneficiary of a similar business conducted by any Person other than the Company, (ii) directly or indirectly employ, hire or otherwise engage the services of or associate in any business with any Person who is or has been employed by either the Purchaser or the Company or any Affiliate (as such term is defined in Section 6.6 hereof) of the Purchaser or the Company, unless such r Person shall have ceased to be employed by the Purchaser or the Company (as the case may be), or the Affiliate of the Purchaser or the Company for at least one year, or (iii) engage, directly or indirectly, as a proprietor, stockholder, partner, director, officer, employee, independent contractor or otherwise in the business of providing goods or services in competition with the Company in any state in which the Company provides its goods or services on the date Seller’s employment with the Purchaser is terminated for any reason whatsoever.

4.2. Enforceability.  The Parties hereto agree that to the extent that any provision or portion of Section 4.1 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law (as hereinafter defined in Section 7.11 of this Agreement); and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

4.3. Right to Enjoin.  As the violation by Seller of the provisions of Section 4.1 of this Agreement would cause irreparable injury to the Purchaser and the Company, and there is no adequate remedy at law for such violation, the Purchaser and the Company shall have the right, in addition to any other remedies available at law or in equity, to enjoin Seller in a court of competent jurisdiction from violating such provisions.

5. Additional Covenants of the Parties.  At the Closing on the Closing Date:

5.1. Opinion of Counsel to Seller.  Counsel to the Seller shall deliver to the Purchaser a written opinion, dated the Closing Date, in s form reasonable acceptable to Purchaser and its counsel.

5.2. Release by Directors.  The Purchaser shall receive the release (the “Release”), in a form reasonable acceptable to Purchaser, executed, acknowledged, and delivered by each of the individuals Directors of the Company.

5.4. Seller’s Employment by the Company.  Seller shall agree to be employed by Purchaser in accordance with the terms of a written Employment Agreement executed by the parties at the Closing.

5.5. Resignations of Officers and Directors of the Company.  The resignation of each of the Company’s officers and directors effective at the Closing on the Closing Date shall have been executed and delivered to Purchaser by each such officer and director.

5.6. Liabilities at Closing.  Notwithstanding anything in this Agreement or otherwise disclosed to the Purchaser to the contrary, all liabilities and obligations of the Company currently due will be fully paid and current except for the following obligations:  (i) $195,000 of debt associated with the Company’s "Chase Business Line of Credit" which will be assumed but not paid off; (ii) $22,000 of debt associated with the Company’s "Chase Business Overdraft Line of Credit" which will be assumed but not paid off; and (iii) $120,000 of debt due to American Express on Sellers personal credit card, of which Buyer will assume PCAB expenses on the American Express card described above, plus an amount to be determined.

6. Indemnification.

6.1. Indemnification by Seller.  The Seller shall defend, indemnify and hold harmless the Purchaser, its officers, directors, stockholders, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits (including, without limitation, O’Dell v. Greenwich Health Care Services, Inc., et al, Docket # FST-CV-11 6008364 in the Superior Court, J.D. of Stamford, at Stamford), actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

6.1.1. Any misrepresentation or breach by Seller or Company of any representation or warranty contained in this Agreement.

6.1.2. Any nonfulfillment, failure to comply or breach by Seller or Company of or with any covenant, promise or agreement of the Seller or Company contained in this Agreement.

6.1.3. Any act, failure to act or omission prior to the Closing Date by either Seller or the Company.

6.1.4. Any act, matter, or thing prior to the Closing Date.

6.2. Indemnification by Purchaser.  Purchaser shall defend, indemnify and hold harmless the Seller and his respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

6.2.1. Any misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

6.2.2. Any nonfulfillment, failure to comply or breach by the Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement.

6.2.3. The Chase Business Line of Credit, which Seller has represented has an approximate outstanding balance of $205,000.

7. Miscellaneous.

7.1. Survival of Representations, Warranties, and Agreements.  All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgement, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.2. Certain Definitions.  As used throughout this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, as such rule is in effect on the date hereof.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government.

“SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the relevant time.

7.3. Notices.  All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by overnight FedEx delivery, to the following addresses:

(i) If to Seller:	Robert Giuliano

with a copy to:	Diserio Martin O’Connor & Castiglioni LLP One Atlantic Street Stamford, CT 06901 Attention: Charles J. Spiess

(ii) If to the Purchaser:	Sunpeaks Ventures, Inc. 9337 Fraser Avenue Silver Spring, MD 20910 Attention: Mackie Barch

with a copy to:	Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
(which shall not constitute notice)	12505 Park Potomac Avenue, 6th Floor, Potomac, MD 20854 Attention: Martin Schaffer, Esq.

or to such other address of which written notice in accordance with this Section 7.3 shall have been provided by such party.  Notices may only be given in the manner hereinabove described in this Section 7.3 and shall be deemed received when given in such manner.

7.4. Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

7.5. Assignability.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may, without the prior written consent of any other party, assign its interest in this Agreement to any Affiliate of the Purchaser if such Affiliate undertakes to perform the Purchaser’s obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Purchaser shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

7.6. Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other Person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or liabilities.

7.7. Severability.  Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

7.8. Amendment; Waiver.  No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement herein contained.  The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

7.9. Section Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

7.11. Applicable Law.  This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Maryland.

7.12. Remedies.  The parties hereto acknowledge that the Shares are unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof.  It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party.  All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

7.13. Further Assurances.  The Seller agrees to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

7.14. Use of Genders.  Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

7.15. References.  References in this Agreement to numbered or lettered Sections refer to Sections of this Agreement unless otherwise expressly stated.  The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement, as amended, modified or supplemented from time to time, and all Disclosures, Exhibits, Appendices and Schedules to this Agreement, if any, as amended, modified or supplemented from time to time,.

7.16. Construction.  This Agreement shall not be construed more strictly against either party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

WITNESS:		SELLER:

/s/ illegible	By:	/s/ Robert Giuliano	(SEAL)
Robert Giuliano

COMPANY:
ATTEST:		Bryce Rx Laboratories, Inc.

/s/ illegible	By:	/s/ Robert Giuliano	(SEAL)
Robert Giuliano, President

PURCHASER:
WITNESS:		Sunpeaks Ventures, Inc.

/s/ illegible	By:	/s/ Mackie Barch	(SEAL)
Mackie Barch, President

3.1.15 Personal Property

•	See list attached of equipment titled “Bryce Equipment List”

3.1.16 Material Contracts

•	Lease Agreement with Xerox for Copier (x1) - Payment being processed 12/13/12 to get current with leasing terms.

3.1.17 Participation Contract

•
An employee benefit to Ray Raimondi to provide payment towards a Whole Life Insurance policy will not be continued after sale unless the Buyer elects to continue to do so. There is no written contract to this benefit.

3.1.18.1 Real Property Leases

•	Lease Agreement with GHP Buxton LLC (30 Buxton Farms Rd, suite 110 facility). Buyer has met with landlord and disclosed intent to take over lease as of January 1, 2013

3.1.18.2 Personal Property Leases

•	NA

3.1.18.3 IP Addresses

•	NA

3.1.18.4 Permits

•	All business permits are current but have not been provided to buyer.

3.1.18.5 Employee Compensation

•	No contracts provided, employees are at will and salary amounts have been provided to the seller.

3.1.18.6 Supplies; Distributors

•	NA

3.1.18.7 Borrowing and Lending

•	2012 Statements from the Bank pertaining to the Line of Credit with Chase (Balance due as of 12/13/12 is $195,050.00).

•	2012 Statements from the Bank pertaining to the Overdraft protection with Chase (Balance due as of 12/13/12 is $22,409.73).

•	Seller has guaranteed these credit lines. Buyer is assuming all responsibility for repayment of these lines.

3.1.19 Insurance

•	All insurance policies are in full force and effect. Insurance plans have been discussed but not provided to buyer.

•	Pharmacists Mutual Insurance Co. Expires 8/21/13

Business Owners	$ 892.75/Qtr
Pharmacists Professional Liability	$ 36.00/Qtr
Commercial Umbrella	$ 92.50/Qtr
Workers Compensation	$ 2,311.25/Qtr
All premiums have been paid current

•	Oxford Health Insurance	$ 5,176.27/Mo

3.1.20 Pension Plans

•	Other than a recently discontinued employee Simple IRA, there are no pension plans maintained or sponsored by the company

3.1.21 Benefit Plans

See 3.1.19 Insurance.. Health Insurance is currently provided as an employer non-contributory benefit.   Health Insurance plan has been discussed but has not been provided to buyer.

3.1.22.4 Accrued Vacation

•	No information provided

3.1.23 Patents / Trademarks

•	NA

3.1.25 Bank Accounts

•	2012 Monthly Statements from the Chase Business Operating Account Provided

•	A P.O. Box and a Safety Deposit Box exist (currently non-active) but will be discontinued at close

3.1.26 Absence of certain changes / events

•	Disposed of 10 year old containment hood that had become inoperable

•	Other sections NA

3.1.26.9 Employee Changes

•
Employee Andrew Brown promised an annual review on anniversary date of November 1, 2012 by Bob Giuliano.  Bob communicated to Andrew that it will be retroactive.  Buyer discussed salary expectations with Andrew prior to close and it will be addressed.

3.1.27 Insider Transactions

•	Seller will be reimbursed for Visa card payment for PCAB application and filing fee of $2,750.00

•	Other sections NA

3.1.28 Adverse Conditions

•	The closure of NECC and possible pending legislation from FDA may affect required Quality Control requirements of compounding pharmacies.

DIRECTOR RELEASE OF CLAIMS

This Release of Claims (this “Release”) is granted by the undersigned (“Releasor”) for the benefit of Bryce Rx Laboratories, Inc. (the “Company”).  Releasor was a director of the Company.  Releasor has been removed as a director of the Company as a result of the change of ownership of the Company.  In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agrees as follows:

Releasor, on his or her own behalf and his or her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he or she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)  any and all claims relating to or arising from Releasor’s employment relationship with the Company and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Releasor’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c)  any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Releasor Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq. and Section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)  any and all claims for violation of the federal or any state constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)  any and all claims for attorneys fees and costs.

Releasor agrees that the release set forth in this Release shall be and remain in effect in all respects as a complete general release as to the matters released.  Releasor acknowledges that he or she is waiving and releasing any recourse he or she may have for age discrimination under the Employment Act of 1967 (ADEA) and that this waiver and release is knowing and voluntary. Releasor and the Company agree that this waiver and release does not apply to any rights or claims-that may arise under the ADEA after the Effective Date of this Agreement. Releasor acknowledges the consideration given for this waiver and release agreement. Releasor further acknowledges that he or she has been advised by this writing that (a) he or she should consult with an attorney prior to executing this Agreement, (b) he or she has at least twenty-one (21) days within which to consider this Agreement; (c) he or she has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Company by the close of business on the seventh (7th) day from the date that Releasor signs this Agreement.  Releasor represents that he or she has no lawsuits, claims or actions pending in his or her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Releasor also represents that he or she does not intend to bring any claims on his or her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.  Releasor agrees he or she will not act in any manner that might damage the business of the Company. Releasor agrees that he or she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

Releasor represents that he or she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Connecticut.

This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Releasor, with the full intent of releasing all claims, Releasor Parties acknowledge that (i) Releasor has read this Release; (ii) Releasor has been represented in the preparation, negotiation and execution of this Release by counsel of their own choice or has voluntarily declined to seek such counsel; (iii) Releasor understands the terms and consequences of this Release and of the releases it contains; and (iv) Releasor is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Releasor has executed this Release on the date set forth below.

/s/ Robert Giuliano

Date: